Exhibit 7

EXECUTION VERSION

SECURITIES PURCHASE AND ASSIGNMENT AGREEMENT

This SECURITIES Purchase and Assignment Agreement (this “Agreement”) is entered into and is effective as of November 30, 2023 (the “Effective Date”), by and among (x) BRF FINANCE CO., LLC, a Delaware limited liability company, in its capacity as the sole Purchaser (as defined in the Note Purchase Agreement referred to below and as used herein, the “B. Riley Note Purchaser”) party to the Note Purchase Agreement and in its capacity as Agent (under and as defined in the Note Purchase Agreement) (in such capacities, “Seller”), (y) RENEW GROUP PRIVATE LIMITED, a limited liability company organized under the laws of Republic of Singapore (“Purchaser”) and (z) each of the undersigned Note Parties (as defined in the Note Purchase Agreement). The Seller, Purchaser and Note Parties are collectively referred to in this Agreement as the “Parties”.

RECITALS

A. Seller entered into that certain Third Amended and Restated Note Purchase Agreement, dated as of December 15, 2022 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), by and among, Seller, THE ARENA GROUP HOLDINGS, INC., a Delaware corporation (“Borrower”), and the other Note Parties party thereto from time to time, whereby the B. Riley Note Purchaser purchased the Notes (collectively, the “Notes”) from the Borrower.

B. The Notes are evidenced by the agreements and documents listed or referenced on Schedule A attached hereto (collectively, the “Note Documents”).

C. Seller is the record holder of one hundred percent (100%) of the interests and all rights of the “Purchasers” (as defined in the Note Purchase Agreement) of the Notes under the Note Purchase Agreement and the other Note Documents.

D. Seller is the Agent under the Note Documents.

E. Seller desires to sell and assign for value, without recourse, representation or warranty, except as expressly set forth in this Agreement and the other documents, instruments and agreements executed and delivered pursuant to this Agreement, all of Seller’s Assigned Interest (as defined below), and Purchaser desires to purchase the Assigned Interest and to assume the Assumed Liabilities (as defined below).

F. As of the Effective Date, the amounts set forth on Schedule B attached hereto are the outstanding Obligations with respect to the Notes under the Note Documents (collectively, the “Outstanding Balance”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Note Purchase Agreement. As used herein, the following terms shall have the following meanings:

(a) “Assigned Interest” means, collectively, all of Seller’s right, title and interest in, to and under (in its capacity as the B. Riley Note Purchaser and/or as Agent, as applicable), (i) the Notes, (ii) the Note Documents, (iii) the Collateral and all security of any kind in respect thereof, all liens, security interests, guarantees and pledges in connection with the Notes and the Note Documents and the proceeds of such Collateral and security, as well as all of Seller’s rights and remedies arising thereunder or with respect thereto, including, without limitation, (w) all amounts payable to Seller under the Note Documents and all Obligations owed to Seller under the Note Documents, (x) any judgments or proofs of claim in favor of or by Seller, (y) all claims (including any “claims” within the meaning of Section 101(3) of the Bankruptcy Code), suits, causes of actions and any other right of Seller, whether known or unknown, against Borrower or any other Note Party or any agent, independent contractor, advisor (including, without limitation, any attorney, accountant, broker or investment banker), or other person or entity, arising from, or under, pursuant or relating to, or in connection with the Notes and/or the Note Documents (the “Related Claims”), and (z) all cash, notes, interest (including, without limitation, interest accrued and unpaid as of the date of this Agreement) or other property received by Seller from Borrower or any other Note Party party to the Note Documents or which may be exchanged for, distributed or collected in respect of the Notes, the Note Documents or the Related Claims, by or for the account of Seller (or Purchaser) in respect of the Notes and Seller’s rights under the Note Documents, and the proceeds thereof, in all cases, to the extent received on or after the Effective Date or received prior to the Effective Date but not taken into account in calculating the Outstanding Balance; provided, however, that the Assigned Interest shall not include Seller’s rights to indemnification pursuant to the Note Documents for events, occurrences or other matters relating to periods on or prior to the Effective Date. For the avoidance of doubt, the Assigned Interest includes all rights of Seller to reimbursement of fees, costs and expenses incurred by Seller for periods prior to the Effective Date.

(b) “Assumed Liabilities” means, collectively, all rights, duties, liabilities and obligations of Seller as the B. Riley Note Purchaser and Agent to the Borrower under the Note Purchase Agreement, the Notes and the Note Documents, and with respect to the Collateral, in each case arising on and after the Effective Date hereof, all on the terms set forth herein. Notwithstanding anything to the contrary set forth herein, Purchaser is not assuming any liability, obligation or responsibility for any obligation or liability (i) arising from the breach by Seller of the warranties, covenants, agreements or indemnities made by Seller in this Agreement or under the Note Documents or (ii) arising out of Seller’s gross negligence, bad faith or willful misconduct.

2. Payment of Purchase Price; Costs.

(a) Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Assigned Interest and the assumption of the Assumed Liabilities (the “Closing”) shall take place on the Effective Date.

(b) As consideration for such purchase and sale of the Assigned Interest, Purchaser shall pay to Seller $78,795,993.28 (the “Purchase Price”), which is comprised of seventy percent (70.00%) of the total Outstanding Balance owed to Seller as set forth in Section A of Schedule B attached hereto. The Purchase Price shall be paid by Purchaser to Seller on the Effective Date by wire transfer of immediately available funds in accordance with the wire instructions set forth on Schedule C attached hereto.

(c) The Closing is conditioned upon the satisfaction of the following conditions precedent (collectively, the “Closing Deliveries”):

(i) Each of Seller’s and Purchaser’s receipt of this Agreement, duly executed by Seller, Purchaser and each Note Party;

(ii) Seller’s receipt of the Purchase Price;

(iii) (x) Each of Seller’s and Purchaser’s receipt of each of the Stock Purchase Agreements, each dated as of the date hereof, duly executed by the “Seller Parties” (as defined in each applicable Stock Purchase Agreement) party thereto, Simplify Inventions, LLC and each Note Party (the “Stock Purchase Agreements”); (y) Confirmation of satisfaction of all conditions precedent to each of the Stock Purchase Agreements, in each case, on terms and conditions satisfactory to the applicable Seller Parties in their reasonable discretion; and (z) the transactions contemplated by each of the the Stock Purchase Agreements shall have been consummated on the Effective Date, concurrent with the consummation of the transactions contemplated by this Agreement;

(iv) [Reserved];

(v) Seller’s and Purchaser’s receipt of the Reaffirmation Agreement, Release, Consent and Acknowledgement in the form attached hereto as Exhibit 1, duly executed by each Note Party;

(vi) Seller’s and Purchaser’s receipt of the Assignment and Assumption of Note and Note Documents, in the form attached hereto as Exhibit 2 (the “Assignment and Assumption Agreement”), duly executed by Purchaser and the Seller;

(vii) Seller’s and Purchaser’s receipt of the Confirmation of Resignation of Agent and Appointment of Successor Agent, in the form attached hereto as Exhibit 3 (the “Agency Resignation and Appointment Agreement”), duly executed by each of the Successor Agent, the Borrower and the Resigning Agent (each as defined therein);

(viii) Seller’s, Purchaser’s, and SLR Digital Finance LLC’s receipt of the Notice and Joinder to Intercreditor Agreement, duly executed by each of the Purchaser, the Seller, the Note Parties and SLR Digital Finance LLC; and

(ix) Seller’s and Purchaser’s receipt of (A) the Assignment of Copyright Security Agreements (collectively, the “Copyright Assignment”), duly executed by each of the Purchaser, the Note Parties party thereto and the Seller, (B) the Assignment of Patent Security Agreements (collectively, the “Patent Assignment”), duly executed by each of the Purchaser, the Note Parties party thereto and the Seller, (C) the Assignment of Trademark Security Agreements (collectively, the “Trademark Assignment” and together with the Copyright Assignment and the Patent Assignment, collectively, the “IP Assignments”), (D) the DACA Assignment (SVB) (Hubpages) (the “SVB Hubpages DACA Assignment”), duly executed by each of the Purchaser, the applicable Note Party party thereto and the Seller, (E) the DACA Assignment (SVB) (Say Media) (the “SVB SayMedia DACA Assignment”), duly executed by each of the Purchaser, the applicable Note Party party thereto and the Seller, (F) the DACA Assignment (Wells Fargo) (Arena Holdings) (the “Wells Arena Holdings DACA Assignment”), duly executed by each of the Purchaser, the applicable Note Party party thereto and the Seller, (G) the DACA Assignment (Wells Fargo) (Arena Platform) (the “Wells Arena Platform DACA Assignment”) and (H) the DACA Assignment Notice (JPM) (the “JPM DACA Assignment”, and together with the SVB Hubpages DACA Assignment, SVB SayMedia DACA Assignment, Wells Arena Holdings DACA Assignment and JPM DACA Assignment, collectively, the “DACA Assignments”).

(d) Upon the Closing, (i) the Seller shall assign to Purchaser, all of the Assigned Rights, and the Purchaser shall assume, all of the Assumed Liabilities and (ii) Seller shall relinquish its rights as Agent and “Purchaser” (as defined in the Note Purchase Agreement), and be released from its duties, liabilities and obligations from and after the Effective Date under the Note Documents and as set forth in the Agency Resignation and Appointment Agreement, except that Seller shall retain all indemnification rights pursuant to the Note Documents for events, occurrences or other matters relating to periods on or prior to the Effective Date. Within ten (10) Business Days after the Effective Date, Seller shall deliver to Purchaser all original signature promissory notes evidencing assignment of interest to Purchaser (which shall constitute all original promissory notes evidencing the Outstanding Balance and included in the Note Documents), in each case, endorsed to the order of the Purchaser, without representation, warranty or recourse, except as expressly set forth in this Agreement.

3. Consummation of Transactions. Seller agrees to sell, and Purchaser agrees to purchase the Assigned Interest and to assume the Assumed Liabilities, in each case, in accordance with this Agreement. The Parties shall consummate the Closing electronically with executed agreements (including this Agreement and the Assignment and Assumption Agreement, in each case, together with all attachments hereto and thereto) (collectively, the “Purchase and Assignment Agreements”) and the other Closing Deliveries (other than the Purchase Price) delivered via email in escrow prior to the occurrence of the Effective Date. On the Effective Date, upon Seller’s receipt of the Purchase Price, so long as the conditions set forth in Section 2(c) above have been satisfied in accordance with such Section 2(c), (a) (i) Seller shall be deemed to automatically and unconditionally grant, assign, convey, transfer, and set over to Purchaser the Assigned Interest and (ii) Purchaser shall be deemed to automatically and unconditionally assume the Assumed Liabilities, (b) Purchaser (or its designee(s)) shall be authorized to (i) prepare and file UCC-3 Financing Statement Assignments assigning from Seller to Purchaser the UCC-1 Financing Statements set forth on Schedule A attached hereto, (ii) file or cause to be filed the IP Assignments with the United States Office of Patents and Trademarks and the United States Office of Copyrights, as applicable, and (iii) deliver or cause to be delivered each of the DACA Assignments to each applicable depository bank party thereto, and (c) pursuant to the Agency Resignation and Appointment Agreement, Seller shall be deemed to have resigned, and Purchaser shall be deemed to have been appointed, as Agent under each of the Note Documents. On the Effective Date, Seller shall promptly confirm receipt of the Purchase Price. If the conditions precedent to the Closing set forth in Section 2(c) above have not been satisfied and the Closing has not occurred on or before 5:00 p.m. Eastern Standard Time on December 1, 2023 this Agreement shall be null and void and of no force and effect.

4. Non-Recourse and As Is. THE SALE AND ASSIGNMENT PURSUANT TO THIS AGREEMENT IS MADE “AS IS” AND ENTIRELY WITHOUT RECOURSE TO SELLER, AND IS UNDERSTOOD TO BE WITHOUT ANY REPRESENTATION OR WARRANTY BY SELLER SAVE AND EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5 OF THIS AGREEMENT AND WITHOUT ANY REPRESENTATION OR WARRANTY BY ANY OF THE NOTE PARTIES SAVE AND EXCEPT AS EXPRESSLY SET FORTH IN THE REAFFIRMATION AGREEMENT, RELEASE, CONSENT AND ACKNOWLEDGEMENT IN THE FORM ATTACHED HERETO AS EXHIBIT 1. Specifically, and not as a limitation of any other provision hereof, Seller makes no representation or warranty, express or implied, to Purchaser or to any other party with respect to any of the following: (i) the condition (financial or otherwise) of the Borrower or any other Note Party, or any other person or entity; (ii) the existence or nature of any asset (including, without limitation, the Collateral) or liability of any Borrower or any other person or entity; (iii) the ability of the Borrower or any Note Party or any other person or entity to perform its or their obligations under the Note Documents; (iv) the validity, enforceability, attachment, priority, or perfection of any security interest, attachment, relief, or encumbrance, included in the Note Documents; (v) the existence, perfection, filing or priority of any financing statement or any other lien securing performance under the Note Documents, as applicable; (vi) the validity or enforceability of the Note Documents; (vii) any litigation proceedings or governmental investigations/proceedings that may be pending as of the Closing with respect to the Assigned Interest, the Assumed Liabilities, the Notes, the Note Documents, the Collateral or any Borrower or (viii) the effect of this Agreement upon the rights of Purchaser or any other person or entity under any of the Note Documents. The terms and conditions set forth herein are the result of arm’s-length bargaining between parties familiar with transactions of this nature. The price, terms, and conditions reflect the fact that, except for the representations and warranties of Seller expressly set forth in Section 5 below, Purchaser shall not have the benefit of, and is not relying upon, any statements, representations, or warranties, express or implied, made by or enforceable against Seller, Seller’s affiliates, or Seller’s employees, consultants, appraisers, attorneys, or agents. This Agreement is intended to, and shall, effect a true sale of the Assigned Interest to Purchaser and to entitle Purchaser to exercise all rights, remedies, powers and privileges of the B. Riley Note Purchaser and the Agent under the Note Documents including the right to receive in accordance with the Note Documents, all principal, interest, fees, payments, collections and other amounts with respect to the Notes and payable under the Note Documents and proceeds of any and all Collateral on and after the Effective Date in accordance with the terms of the Note Documents.

5. Seller’s Representations and Warranties. To induce Purchaser to enter into this Agreement, Seller hereby represents, warrants, and/or covenants to Purchaser the following:

(a) Seller is the sole holder of the B. Riley Note Purchaser’s rights and obligations under the Notes and the Agent’s rights and obligations under the Notes, and the B. Riley Note Purchaser’s and the Agent’s respective rights and obligations under the Note Documents and all rights and interests therein and thereunder are free and clear of claims and liens, other than claims or liens that will be released on or prior to the Closing. Seller has not previously assigned or transferred any of its rights or interests under the Notes or any of the Note Documents to any other party or parties. The B. Riley Note Purchaser is the only “Purchaser” under and as defined in the Note Purchase Agreement and the holder of all of the Notes. The Assigned Interest constitutes 100% of the Obligations owing under the Note Documents (subject to those specific rights retained by Seller under the Note Documents as set forth in this Agreement).

(b) The Outstanding Balance, as set forth on Schedule B attached hereto, is a true and accurate statement as of November 30, 2023 of the outstanding Obligations of the Note Parties due and owing to Seller, including, without limitation, the principal amount and accrued and unpaid interest of the Notes, and any unpaid fees, costs or expenses payable to Seller (in its capacities as a Purchaser and as Agent) by the Note Parties. Seller has no unfunded commitments to make any additional loans or extensions of credit to the Note Parties under the Note Documents.

(c) Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary limited liability company power and authority to own its assets and carry on its business as now being conducted. Seller has the power and authority to execute and deliver this Agreement and all documents, instruments and agreements executed and delivered pursuant hereto (collectively, the “Closing Documents”), and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and all the other Closing Documents and the performance by Seller of its obligations hereunder and thereunder have been duly authorized, and do not and will not contravene (i) any law or regulation binding on or affecting Seller or its officers, directors, members, managers, trustees, employees, agents, representatives, attorneys, successors and assigns, (ii) any contractual restriction with any party binding on Seller or its officers, directors, members, managers, trustees, employees, agents, representatives, attorneys, successors and assigns, (iii) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Seller or its officers, directors, members, managers, trustees, employees, agents, representatives, attorneys, successors and assigns, or (iv) the organizational documents of Seller.

(d) This Agreement and each other Closing Document has been duly executed and delivered by Seller and is the binding obligations of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by the bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

(e) No person acting on behalf of Seller is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee, directly or indirectly, from Purchaser in connection with any of the transactions contemplated hereby.

(f) The execution and delivery by Seller of this Agreement and the other Closing Documents and the performance by Seller of its obligations hereunder and thereunder do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, in order to be binding on Seller or its affiliates.

(g) Seller is not in default or breach under any Note Document or in violation of any law or regulation, which violation could have a material adverse effect on Seller’s ability to assert rights under the Note Documents.

(h) There are no pending or, to Seller’s knowledge, threatened actions or proceedings by or before any court, administrative agency, arbitrator or other tribunal in connection with the Note Documents.

(i) Seller has provided to Purchaser true and correct copies of all Note Documents (including, without limitation, all amendments, modifications, waivers, forbearances and other related documents thereto), and it has not given its consent to change, nor has it waived, any term or provision of any of the Note Documents or any of its rights thereunder, including, without limitation, the amount or time of any payment of principal or the rate or time of any payment of interest, and, other than the Note Documents, there is no other agreement to which Seller, or, to Seller’s best knowledge, any other person or entity, is a party or by which Seller is bound governing Seller’s rights and obligations in respect of the Note Documents.

(j) Seller is a sophisticated institutional investor that is an “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933, as amended (the “Act”). Neither Seller nor anyone acting on Seller’s behalf has taken any action which would subject the sale of the Notes to the registration provisions of Section 5 of the Act. Seller has no obligation to, including any obligation to make additional loans to, make guarantees on behalf of, or otherwise extend credit to, Borrower under or in connection with the Assigned Interest.

(k) Seller has not received any written notice that (1) any payment or other transfer made to or for the account of Seller from or on account of Borrower or any other Note Party is or may be void or voidable as an actual or constructive fraudulent transfer or as a preferential transfer or (2) the Assigned Interest, or any portion thereof, is void, voidable, unenforceable or subject to any impairment.

(l) After the transactions contemplated herein are consummated, (1) Seller shall have no recourse to the Assigned Interest and, except as otherwise expressly provided herein, Seller shall have no recourse to Purchaser in connection with the Assigned Interest and (2) Seller shall have no remaining claims against or interests in the Borrower or its affiliates with respect to the Note Documents.

6. Purchaser’s Representations and Warranties. To induce Seller to enter into this Agreement, Purchaser hereby represents warrants and covenants to Seller the following:

(a) Purchaser has the power and authority to execute and deliver this Agreement and each other Closing Document and to perform its obligations hereunder and thereunder and with respect to the Assigned Interest. Purchaser is familiar with financial transactions of the type evidenced by the Note Documents and has such knowledge and experience in lending matters that it is capable of and in a position to evaluate the merits and risks of an investment in the Assigned Interest.

(b) The execution and delivery by Purchaser of this Agreement and each other Closing Document and the performance by Purchaser of its obligations hereunder, thereunder and under the Note Documents have been duly authorized, and do not and will not contravene (i) any law or regulation binding on or affecting Purchaser or its officers, directors, members, managers, trustees, employees, agents, representatives, attorneys, successors and assigns, (ii) any contractual restriction with any party binding on Purchaser or its officers, directors, members, managers, trustees, employees, agents, representatives, attorneys, successors and assigns, (iii) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Purchaser or its officers, directors, members, managers, trustees, employees, agents, representatives, attorneys, successors and assigns, or (iv) the organizational documents of Purchaser.

(c) The execution and delivery by Purchaser of this Agreement and each other Closing Document and the performance by Purchaser of its obligations hereunder and thereunder and of the Assigned Interest do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, in order to be binding on Purchaser.

(d) This Agreement and each other Closing Document has been duly executed and delivered by Purchaser and is the binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by the bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

(e) Without in any way limiting Seller’s obligations under this Agreement and each other Closing Document, Purchaser has no claims, rights or recourse against Seller arising from or in any way related to this Agreement, the Assigned Interest, the Assumed Liabilities, the Notes, the Note Documents, the Collateral or any Note Party, except with respect to the obligations created by, acknowledged, or arising out of this Agreement and the other Closing Documents.

(f) Purchaser shall, as of the Effective Date, be deemed to have assumed all of the Assumed Liabilities. Purchaser is a sophisticated investor and Purchaser’s acceptance of this Agreement is based upon Purchaser’s own independent, evaluation of Borrower, the Notes, the Note Documents, the Collateral and other materials and information deemed relevant by Purchaser and Purchaser’s agents and professional advisors (provided the foregoing shall not limit in any respects any of the representations or warranties of Seller set forth in this Agreement). Purchaser was represented by legal counsel in this transaction.

(g) Purchaser has conducted its own investigation and analysis of the Assigned Interest, the Assumed Liabilities, the Notes, the Note Documents, the Collateral, and the Note Parties, and Purchaser has not relied in entering into this Agreement upon any oral or written information from Seller or any of Seller’s direct or indirect parents, subsidiaries, members, affiliates, employees, attorneys, agents or representatives, other than the express representations of Seller contained in Section 5 of this Agreement. Purchaser further acknowledges that no employee or representative of Seller has been authorized to make, and that Purchaser has not relied upon, any representations, warranties and covenants other than the representations of Seller specifically contained in Section 5 of this Agreement. Without limiting the foregoing, other than in respect of representations and warranties of Seller specifically contained in Section 5 of this Agreement, Purchaser acknowledges that Purchaser is assuming any and all risks regarding the enforceability, validity, priority and collection of the Assigned Interest and the Note Documents.

(h) No person acting on behalf of Purchaser is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee, directly or indirectly, from Seller in connection with any of the transactions contemplated hereby.

(i) Purchaser acknowledges that Seller and its affiliates are retaining rights under any indemnification provisions contained in the Note Documents for periods arising prior to the Effective Date (provided that such retention of rights does not limit any rights of Purchaser and its affiliates under such provisions for periods on and after the Effective Date).

7. Certain Covenants.

(a) Each of Seller and Purchaser shall be responsible for its own respective taxes in connection with the transactions contemplated under this Agreement.

(b) Each of Seller and Purchaser shall be responsible for its own expenses in connection with this Agreement.

(c) After the Effective Date, to the extent Seller, any of its affiliates or representatives receives any payment in respect of the Obligations pursuant to and in accordance with the Note Documents or any other right or benefit related to the Assigned Interest, from any Note Party or any other person or source, Seller shall hold such amount in trust for the benefit of Purchaser and shall remit such amount to Purchaser as soon as practicable.

8. Further Assurances. Each of the Parties shall, at Purchaser’s cost and expense, execute, acknowledge, file, and record such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to carry out the intent and purposes of this Agreement, including the filing by Purchaser (or its designee(s)) of UCC financing statement assignments, and any other governmental filings.

9. Entire Agreement, Modification, Waiver. This Agreement contains the entire agreement of the Parties relating to the subject matter hereof. Any oral representations, supplements or modifications concerning this Agreement shall be of no force or effect unless contained in a subsequent written modification signed by the party to be charged. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

10. Prior Understandings; Integrated Agreement. This Agreement supersedes any and all prior discussions and agreements, written or oral, between Seller and Purchaser with respect to the Notes and the Note Documents and other matters contained herein, and this Agreement contains the sole, final and complete expression and understanding between Seller and Purchaser with respect to the transactions contemplated herein (provided the foregoing is not intended to limit in any respect any provisions of the Stock Purchase Agreement and any documents, instruments and agreements executed and delivered pursuant thereto).

11. Governing Law and Venue. The validity, construction and enforceability of this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflict of law principles, and the parties hereto consent that the federal and state courts sitting in New York shall have exclusive jurisdiction over any dispute regarding this Agreement. Purchaser, Seller and each Note Party each hereby irrevocably waive any objection that they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out or relating to this Agreement brought in any federal or state Court sitting in New York and hereby irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

12. WAIVER OF JURY TRIAL AND CERTAIN REMEDIES. EACH PARTY HERETO EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT EACH MAY HAVE TO (I) A TRIAL BY JURY, AND/OR (II) OTHER THAN WITH RESPECT TO CLAIMS OF FRAUD OR WILLFUL MISCONDUCT, SEEK OR OBTAIN SPECIAL, CONSEQUENTIAL, EXEMPLARY AND/OR PUNITIVE DAMAGES, IN RESPECT OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND THE TRANSACTION CONTEMPLATED HEREBY, AND AGREE THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY. EACH PARTY HERETO CERTIFIES THAT NEITHER IT, NOR ANY OF ITS REPRESENTATIVES, AGENTS OR COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT, IN THE EVENT OF ANY SUCH SUIT, SEEK TO ENFORCE THIS WAIVER.

13. Survival. The warranties, representations, and covenants of the applicable Parties hereunder, including, without limitation, Section 7, shall survive the Closing and the consummation of the transactions contemplated hereby, and shall not merge into any document executed as part of the Closing, but instead shall be independently enforceable.

14. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile copy, PDF copy or electronic signature (including pursuant to DocuSign) of this Agreement or any document executed in connection herewith shall constitute an original document and shall be deemed to be an original signature, and a pdf, email or other electronic transmissions of any executed counterpart of this Agreement or any document executed in connection herewith and/or retransmission of any executed facsimile, pdf or other executed document shall be deemed to be the same as the delivery of an executed original.

15. Parties in Interest. This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights and benefits hereof, including the Exhibits and Schedules hereto, shall be binding upon and shall inure to the benefit of the undersigned Parties and their respective successors and assigns. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

16. Construction. All Exhibits and Schedules referred to herein are hereby attached hereto and incorporated herein by this reference with the same force and effect as if fully set forth herein. The captions and section headings used herein are for convenience and for ease of reference only and constitute no part of this Agreement or understanding between the parties hereto, and no reference shall be made thereto for the purpose of construing or interpreting any of the provisions hereof. Unless the context otherwise requires, singular nouns and pronouns, when used herein, shall be deemed to include the plural of such noun or pronoun, pronouns of one gender shall be deemed to include the equivalent pronoun of the other gender and references to a particular Section, Schedule or Exhibit shall be deemed to mean the particular Section of this Agreement and any Schedule or Exhibit hereto. The Parties hereto (directly and through their counsel) have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Unless otherwise expressly specified in this Agreement: (i) the words “hereof”, “hereby”, “herein” and “hereunder,” and correlative words, refer to this Agreement as a whole and not any particular provision; (ii) the words “include”, “includes” and “including”, and correlative words, are deemed to be followed by the phrase “without limitation”; (iii) the word “or” is not exclusive and is deemed to have the meaning “and/or”; (iv) the masculine, feminine or neuter form of a word includes the other forms of such word and the singular form of a word includes the plural form of such word; (vi) references to a party shall include their successors and assigns thereof and (vii) all currency amounts are in U.S. Dollars unless expressly stated to be in another currency.

17. Invalidity. In the event that any condition, covenant, promise, or other provision herein contained is held to be invalid or void by any court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement and shall in no way affect any other covenant, promise, condition, or other provision herein contained. If such condition, covenant, promise, or other provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law.

18. Agency. Nothing contained in this Agreement shall be deemed or construed by the Parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture or any other association. Each of the Parties hereto expressly disclaims any intention to create a partnership, joint venture, or principal-agent relationship.

19. Confidentiality. Notwithstanding anything to the contrary in any other document among Seller and Purchaser and/or Note Party, or any combination thereof (or any of their respective affiliates), Purchaser may disclose this Agreement (but not the Purchase Price or the Outstanding Balance, which provisions shall be redacted) and the existence of the transfer of the Assigned Interest to any person, to the extent necessary to carry out the purposes of this Agreement, including the assignment of the Assigned Interest to the Purchaser. Notwithstanding the forgoing, Neither Seller nor Purchaser shall include Purchaser’s or Seller’s, as applicable, name in any press release or public statement without Purchaser’s or Seller’s prior written consent.

20. Notices. (a) All notices, requests and other communications provided for hereunder shall be in writing (including, by electronic mail transmission) and mailed by certified or registered mail, return receipt requested, overnight courier or delivered, to the address, email address specified below; or, to such other address as shall be designated by such party (including by any Note Party) in a written notice to each of the other Parties hereto given in compliance herewith.

if to Seller:	BRF Finance Co., LLC

c/o B. Riley Securities, Inc.

299 Park Avenue, 21st Floor

New York, NY 10171

Attention: Daniel Shribman

Email: dshribman@brileyfin.com

with a copy (for informational purposes only) to:

Choate, Hall & Stewart LLP

Two International Place

Boston, MA 02110

Attention: John F. Ventola

Email: jventola@choate.com

if to Purchaser:	Renew Group Private Limited

463 MacPherson Road

Singapore 368181

Attention: Ravi Sajwan, Chief Executive Officer

Email: ravi@renewpl.com

with a copy (for informational purposes only) to:

Greenberg Traurig, LLP

One Vanderbilt Avenue

New York, NY 10017

Attention: Oscar N. Pinkas, Alan I. Annex

Email: pinkaso@gtlaw.com; Alan.Annex@gtlaw.com

All such notices, requests and communications shall be effective (i) if delivered in person, when delivered, (ii) if delivered by telecopy or electronic mail on the date of transmission if transmitted on a Business Day before 4:00 p.m. Eastern Standard Time, otherwise on the next Business Day, (iii) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed and (iv) if mailed, upon the third Business Day after the date deposited into the U.S. Mail, certified or registered.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Securities Purchase and Assignment Agreement as of the Effective Date.

SELLER:

BRF FINANCE CO., LLC

By:	/s/ Bryant R. Riley
Name:	Bryant R. Riley
Title:	Co-Chief Executive Officer

PURCHASER:

RENEW GROUP PRIVATE LIMITED

By:	/s/ Ravinder Sajwan
Name:	Ravinder Sajwan
Title:	CEO

[Signature Page – Securities Purchase and Assignment Agreement]

NOTE PARTIES:

The Arena Group Holdings, Inc., formerly known as TheMaven, Inc., as the Borrower

By:	/s/ Ross Levinsohn
	Name:	Ross Levinsohn
	Title:	Chief Executive Officer

The Arena Platform, Inc., formerly known as Maven Coalition, Inc., as a Guarantor

By:	/s/ Ross Levinsohn
	Name:	Ross Levinsohn
	Title:	Chief Executive Officer

THESTREET, INC. (as successor by merger to TST ACQUISITION CO, INC.), as a Guarantor

By:	/s/ Ross Levinsohn
	Name:	Ross Levinsohn
	Title:	Chief Executive Officer

THE ARENA MEDIA BRANDS, LLC, formerly known as Maven Media Brands, LLC, as a Guarantor

By:	/s/ Ross Levinsohn
	Name:	Ross Levinsohn
	Title:	Chief Executive Officer

COLLEGE SPUN MEDIA INCORPORATED, as a Guarantor

By:	/s/ Ross Levinsohn
	Name:	Ross Levinsohn
	Title:	Chief Executive Officer and President

ATHLON HOLDINGS, INC., as a Guarantor

By:	/s/ Ross Levinsohn
	Name:	Ross Levinsohn
	Title:	Chief Executive Officer and President

ATHLON SPORTS COMMUNICATIONS, INC., as a Guarantor

By:	/s/ Ross Levinsohn
	Name:	Ross Levinsohn
	Title:	Chief Executive Officer and President

[Signature Page – Securities Purchase and Assignment Agreement]